Exhibit 99.1

VMware Announces Changes to Executive Management Team

Expects First Quarter Financial Results to Broadly Meet or Slightly Exceed Guidance

PALO ALTO, Calif., April 11, 2012 — VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced changes to its executive management team:

•	Carl Eschenbach has been promoted to Chief Operating Officer and Co-President. Eschenbach previously served as VMware’s Co-President, Customer Operations.

•	Raghu Raghuram, has been promoted to Executive Vice President of Cloud Infrastructure and Management. Raghuram previously served as VMware’s General Manager and Senior Vice President.

•

Mark Peek, VMware’s Chief Financial Officer and Co-President, Business Operations, has decided to take a new opportunity as Chief Financial Officer of Workday, where he currently serves as a member of their Board of Directors. Peek will stay with VMware until June 1, 2012.

Carl Eschenbach joined VMware in 2002 as the first head of Americas Sales. He has helped grow VMware’s revenue from $8 million to the $3.77 billion achieved in 2011. Eschenbach has been a key leader in constructing the sales, global partner and alliance operations, marketing and support/services organizations to their current size of 6,000 people.

Paul Maritz, CEO of VMware, said “Carl is a phenomenal leader. It is rare to find someone who has contributed over such range of growth and responsibilities. He brings integrity, passion, business sense and a willingness to lead from the front.”

Eschenbach said, “I look forward to working more closely with Paul to build out our tremendous team as well as our growth capacity. This will also free up more of Paul’s time to focus on the strategic opportunities in front of us.”

Maritz commented about Raghuram’s promotion, “Raghu has helped lead not only the growth of our core virtualization business over the years but also the expansion of our core value proposition from pure virtualization to data center automation. Since joining VMware in 2003, he has demonstrated the ability to uniquely straddle the technical and business side of products. This promotion recognizes the key contributions Raghu has made and continues to make to VMware.”

Lastly, Maritz said, “We thank Mark for all he has accomplished for VMware and wish him well in the future. Mark helped take VMware public in 2007 and has provided a steady hand since then. He helped steer the extraordinary growth that VMware has achieved over the years and has built a great team of finance and operations professionals that will stand us in good stead in the future.”

VMware will initiate a selection process for a new chief financial officer.

VMware also announced that financial results for the quarter ended March 31, 2012 are expected to broadly meet or slightly exceed the range of financial guidance it provided January 23, 2012. VMware will conduct its quarterly earnings call on April 18, 2012 at 2:00 p.m. PT/ 5:00 p.m. ET.

About VMware

VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2011 revenues of $3.77 billion, VMware has more than 350,000 customers and 50,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding VMware’s expected financial results for the quarter ended March 31, 2012. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. VMware’s expectations about its quarterly results are based on preliminary information about the first quarter of 2012 and are subject to revision. Although the quarter is now completed, VMware is still in the early stages of its standard financial reporting closing procedures. Accordingly, as VMware completes its normal quarter-end closing and review processes, actual results could differ materially from its preliminary estimates. Factors that could cause VMware’s actual results to differ materially from those contemplated by these forward-looking statements include: inaccurate data or assumptions; unforeseen expenses; changes in estimates or judgments related to tax liabilities; potential goodwill impairments; potential litigation, bad debts or other contingencies; and facts or circumstances affecting the application of VMware’s critical accounting policies, including revenue recognition. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267

Joan Stone

VMware Global Communications

joanstone@vmware.com

650-427-4436